UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 30, 2006
KIRKLAND’S, INC.
(Exact Name of Issuer as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	000-49885 (Commission File Number)	62-1287151 (I.R.S. Employer Identification Number)
805 North Parkway
Jackson, Tennessee 38305
(Address of Principal Executive Offices)
(731) 668-2444
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     In connection with the employment of Robert E. Alderson as Chief Executive Officer of Kirkland’s, Inc. (the “Company”), on May 30, 2006, the Company entered into a letter agreement (the “Agreement”), effective as of May 30, 2006 with Mr. Alderson. If Mr. Alderson separates from service with the Company for any reason, the commitments the Company has made to Mr. Alderson are as follows:
           I. a lump sum severance payment equal to the discounted present value of 24 monthly payments of Mr. Alderson’s annual base salary (at the greater of the rate in effect immediately prior to his separation from service or $363,500/year);
           II. COBRA continuation of group health benefits for him and, if then covered under the Company’s health plan, his spouse) at a cost to Mr. Alderson equal to the amount paid from time to time by active employees for comparable coverage; and
           III. following expiration of COBRA coverage, continuation of group health benefits for Mr. Alderson (and, if covered under the Company’s group health plan immediately prior to his separation from service, his spouse) until the earliest of: (A) the date the Company ceases to maintain a group health plan, (B) the date that Mr. Alderson ceases to be an eligible participant according the Company’s health insurer, (C) Mr. Alderson’s attainment of age 72, or (C) the date he fails to timely pay his share of the monthly cost of the coverage. Mr. Alderson’s share of the cost of this coverage will be equal to the amount paid from time to time by active employees for comparable coverage.
     If Mr. Alderson’s separation from service is due to death or disability, his severance benefits will be offset by the amount of any benefits payable under any Company sponsored or funded life or disability insurance contract, policy, plan or arrangement.
     No payment or obligation under the Agreement will be owed by the Company unless and until Mr. Alderson executes and delivers to the Company a general release of claims and that release becomes irrevocable. Additionally, no payment or obligation will be owed to Mr. Alderson in connection with any resignation unless he provides the Company with at least 90 days advance written notice of such resignation.
     The Company has also agreed to assign to Mr. Alderson a term life insurance policy currently maintained by the Company for Mr. Alderson’s benefit.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland’s, Inc.
Date: June 2, 2006	By:	/s/ Lowell E. Pugh II
		Name:	Lowell E. Pugh II
		Title:	Vice President, General Counsel and Secretary